NASDAQ: CECE

NEWS RELEASE

CECO ENVIRONMENTAL ACQUIRES FISHER-KLOSTERMAN, INC.

NEW YORK, February 21, 2008 – CECO Environmental Corp. (NASDAQ: CECE), a leading provider of air pollution control and industrial ventilation systems, announced today that it has agreed to acquire Fisher-Klosterman, Inc. in a transaction involving cash and stock. The acquisition of Fisher-Klosterman, headquartered in Louisville, Kentucky, also includes its Buell Division, located in Lebanon, Pennsylvania, and most significantly, Fisher-Klosterman’s 40,000 sq.ft. sales and manufacturing facility in Shanghai, China. Fisher-Klosterman’s businesses consist of producing cyclones, as well as classifiers, electrostatic precipitator parts and service, air filtration equipment, and scrubbers. These products are utilized for air pollution control and particulate recovery in industries including petroleum refining, power production, petrochemicals, and manufacturing.

Rick Blum, President and Chief Operating Officer, commented, “We’re delighted to have Fisher-Klosterman as part of the CECO family. They have been our neighbor in Louisville for many years. It is a company we know well and respect.”

Phillip DeZwirek, Chairman and Chief Executive Officer, commented, “Fisher-Klosterman had sales last year of $35.3 million. We expect this acquisition to be accretive to both CECO’s revenues and earnings. We are also excited at acquiring an established platform in China from which not only to produce and sell Fisher-Klosterman products but also the wide variety of CECO’s products and services. CECO intends to actively pursue its goal of consolidating the air pollution control industry by acquisition as well as adding new planks to our turnkey platform.”

ABOUT CECO ENVIRONMENTAL

CECO Environmental Corp. is North America's largest independent air pollution control company. Through its nine subsidiaries -- Busch, CECOaire, CECO Filters, CECO Abatement Systems, kbd/Technic, Kirk & Blum, H.M. White, Inc., Effox, and GMD Environmental -- CECO provides a wide spectrum of air quality services and products including: industrial air filters, environmental maintenance, monitoring and management services, and air quality improvements systems. CECO is a full-service provider to the steel, military, aluminum, automotive, ethanol, aerospace, electric power, semiconductor, chemical, cement, metalworking, glass, foundry and virtually all industrial process industries.

For more information on CECO Environmental, please visit the company’s website at www.cecoenviro.com.

Contact: Corporate Information Phillip DeZwirek, CECO Environmental Corp. Email: investors@cecoenviro.com 1-800-606-CECO (2326)

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in CECO’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.